PLAN OF CONVERSION
OF
DUKE ENERGY PROGRESS, INC.

This Plan of Conversion (the “Plan”) of Duke Energy Progress, Inc., a North Carolina corporation (the “Corporation”), is approved as of July 31, 2015.

WHEREAS, the Corporation is organized under the laws of the State of North Carolina;

WHEREAS, the Corporation desires to convert into and to hereafter become and continue to exist as a North Carolina limited liability company pursuant to Sections 57D-9-20 et seq. of the North Carolina Limited Liability Company Act (the “LLC Act”) and Sections 55-11A-11 et seq. of the North Carolina Business Corporation Act (the “Business Corporation Act”); and

WHEREAS, pursuant to Sections 57D-9-20 et seq. of the LLC Act and Sections 55-11A-11 et seq. of the Business Corporation Act, the Board of Directors of the Corporation has, by resolutions duly adopted, recommended this Plan to the sole shareholder of the Corporation (the “Shareholder”) to effect the conversion of the Corporation to a North Carolina limited liability company pursuant to Sections 57D-9-20 et seq. of the LLC Act (the “Conversion”), upon the terms and subject to the conditions set forth in this Plan; and

WHEREAS, this Plan has been approved and adopted by the Shareholder;

NOW, THEREFORE, this Plan is hereby approved to convert the Corporation into a North Carolina limited liability company:

1.     Conversion. Upon the terms and subject to the conditions set forth in this Plan, and pursuant to Sections 57D-9-20 et seq. of the LLC Act and Sections 55-11A-11 et seq. of the Business Corporation Act, at the Effective Time (as hereinafter defined), the Corporation shall be converted into and shall hereafter become and continue to exist as a North Carolina limited liability company under the name “Duke Energy Progress, LLC” (the “LLC”).

2.     Effective Time. The Conversion shall become effective (the “Effective Time”) at the effective time and date specified in the Articles of Organization (the “Articles”), in substantially the form attached hereto as Exhibit A, filed with the Secretary of State in the State of North Carolina.

3.     Effects of the Conversion. The consummation of the Conversion shall have all of the effects set forth in Section 57D-9-23 of the LLC Act and Section 55-11A-13 of the Business Corporation Act. In furtherance, and not in limitation, of the foregoing, at the Effective Time, all of the obligations of the Corporation, as well as all of the rights, privileges and powers of the Corporation, and all property, real, personal and mixed, and all debts due to the Corporation or owed by the Corporation, and all franchises, licenses and permits held by the Corporation, as well as all other things and causes of action belonging to the Corporation, shall remain vested in the LLC and shall be the property of the LLC, and the title to any real property vested by deed or otherwise in the Corporation shall not revert or be in any way impaired by reason of Section 57D-9-23 of the LLC Act and Section 55-11A-13 of the Business Corporation Act. The LLC shall remain subject to the Judgment entered by the Eastern District of North Carolina (Case Nos. 5:15-CR-62, 67 & 68) on May 14, 2015, and to the Interim Administrative Agreement between the Corporation and the United States Environmental Protection Agency, and the rights of the Corporation set out in the Guaranty Agreement among Duke Energy Corporation, Duke Energy Carolinas, LLC, Duke Energy Progress, Inc., and Duke Energy Business Services, LLC, dated February 20, 2015, shall remain vested in the LLC.
4.     Operating Agreement of the LLC. At the Effective Time, the bylaws of the Corporation shall be replaced by and the LLC shall be governed by, the LLC operating agreement, substantially in the form attached hereto as Exhibit B as amended in accordance with the terms thereof (the “Operating Agreement”).

5.     Directors and Officers. The directors of the Corporation immediately prior to the Effective Time shall be the directors of the LLC from and after the Effective Time until their successors are duly appointed and qualified, to serve in accordance with the relevant provisions of the LLC Act (and deemed managers of the Corporation for purposes of the LLC Act) and the terms of the Operating Agreement. The officers of the Corporation immediately prior to the Effective Time shall be the officers of the LLC from and after the Effective Time until their successors are duly appointed and qualified, to serve in accordance with the relevant provisions of the LLC Act and the terms of the Operating Agreement.

6.     Conversion of Shares. At the Effective Time, by virtue of the Conversion and without any action on the part of the Corporation, the LLC or any holder thereof, the shares of common stock, no par value, of the Corporation, issued and outstanding immediately prior to the Effective Time, all of which are held by the Shareholder, shall be automatically converted into one hundred percent (100%) of the limited liability company interests of the LLC. Immediately prior to the Effective Time, there shall be outstanding no class or series of capital stock of the Corporation other than its common stock, no par value.

7.     Termination. This Plan and the transactions contemplated hereby may be terminated by resolution of the Board of Directors of the Corporation at any time prior to the Effective Time in the manner and to the extent provided in the LLC Act and the Business Corporation Act.

8.     Effect of Termination. If this Plan is terminated pursuant to Section 7 hereof, this Plan shall become void and of no effect with no liability on the part of any party hereto.

9.     Amendment. This Plan and the transactions contemplated hereby may be amended by resolution of the Board of Directors of the Corporation at any time prior to the Effective Time in the manner and to the extent provided in the LLC Act and the Business Corporation Act.

10.     Governing Law. This Plan shall be governed by, enforced under and construed in accordance with the laws of the State of North Carolina without giving effect to any choice or conflict of law provision or rule thereof.

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IN WITNESS WHEREOF, the undersigned hereby approves this Plan of Conversion as of this 31st day of July, 2015.

PROGRESS ENERGY, INC.

By: /s/ Lynn J. Good
Lynn J. Good
Chief Executive Officer